EXHIBIT 21
LIST OF SUBSIDIARIES
The following table sets forth certain information concerning the principal subsidiaries of the Company.

Name	State or Other Jurisdiction of Incorporation
All-Glass Aquarium Co., Inc.	Wisconsin
B2E Corporation	New York
B2E Biotech, LLC	Delaware
B2E Microbials, LLC	Delaware
B2E Manufacturing, LLC	Delaware
Farnam Companies, Inc.	Arizona
Four Paws Products, Ltd.	New York
Four Star Microbial Products, LLC	Delaware
Gulfstream Home & Garden, Inc.	Florida
Howard Johnson's Enterprises, Inc	Delaware
Hydro-Organics Wholesale	California
IMS Comercializadora Y Fabricacion DE Calidad SA DE CV	Mexico
IMS Southern, LLC	Utah
IMS Trading, LLC	Utah
IMS Trading Mexico	Mexico
Interpet Limited	Foreign
Kaytee Products, Inc.	Wisconsin
Matson, LLC	Washington
New England Pottery, LLC	Delaware
Nexgen Turf Research, LLC	Oregon
Pennington Seed, Inc.	Delaware
Pets International, Ltd.	Illinois
TFH Publications, Inc.	Delaware
Wellmark International	California
Gro Tec, Inc.	Georgia

The names of certain subsidiaries have been omitted because such subsidiaries, considered in the aggregate, would not constitute a significant subsidiary as that term is defined in Regulation S-X.